UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2018

Zynex, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	33-26787-D	90-0275169
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification number)

9555 Maroon Circle, Englewood, CO 80112

(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:   (303) 703-4906

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Board of Directors has appointed Mr. Joshua R. Disbrow to serve as a member of the Board of Directors of Zynex, Inc., a Nevada corporation (the “Company”) and will also serve on the Company’s Audit Committee. The appointment is effective March 5, 2018.

The following is biographical information on Mr. Disbrow:

Mr. Disbrow has been in the life sciences industry for over twenty years across pharmaceuticals, diagnostics, and medical devices. Currently, Mr. Disbrow serves as the Chairman and Chief Executive Officer of Aytu BioScience, Inc. (“Aytu” NASDAQ: AYTU), a commercial-stage specialty life sciences company focused on global commercialization of novel products in the field of urology. Prior to forming Aytu, Mr. Disbrow was the Chief Operating Officer of Ampio Pharmaceuticals (“Ampio” NYSE MKT: AMPE) and led the Luoxis Diagnostics subsidiary “Luoxis”). Luoxis was merged into Aytu in April 2015 following Luoxis’ development of the technology behind the company’s MiOXSYS in vitro diagnostic platform. Prior to joining Ampio in 2012, he served as Vice President of Commercial Operations at Arbor Pharmaceuticals (“Arbor”).

Mr. Disbrow began as Arbor’s second employee and oversaw the commercialization of the company’s first product, scaling the commercial organization to over 150 people across sales, marketing, payer markets, distribution, , and national accounts. In less than four years, Arbor grew from a company without any product revenues to a company with net sales of $127 million. Prior to joining Arbor, he was the Director of Marketing at LipoScience (NASDAQ: LPDX), a cardiovascular in vitro diagnostic company. Mr. Disbrow also served in sales management at Cyberonics (Now LivaNova plc, NASDAQ: LIVN), a medical device company commercializing implantable neuromodulation devices. He started his career at Glaxo Wellcome (now GlaxoSmithKline plc), holding positions in both sales and marketing. He has a Master of Business Administration from Wake Forest University and Bachelor of Science in Management from North Carolina State University.

Non-Employee Director Compensation Plan

Effective January 10, 2018, the Company’s Board of Directors adopted the Zynex, Inc. Non-Employee Director Compensation Plan (the “Plan”). The following is a summary of the Plan, which is qualified in its entirety by reference to the Plan:

Under the terms of the Plan, each Non-Employee Director (“NED”), as defined in the Plan, is entitled to receive:

1.	An annual retainer in the amount of $40,000. In addition, an NED who serves as chairman of the Audit Committee will receive an additional $10,000 annually, and an NED who serves as chairman of the Compensation Committee will receive an additional $5,000 annually (collectively the “Annual Retainer”). The Annual Retainer will be paid in four equal quarterly installments, in arrears, subject to the NED continuing service on the Board.

2.	An equity award (“Award”) consisting of 20,000 shares of restricted Common Stock for the first year of service. For each subsequent year of service, an NED shall be entitled to an additional Award of $10,000. All Awards are subject to monthly ratable vesting over a period of 36 months.

Mr. Disbrow has accepted the terms of the Plan and will be entitled to compensation in accordance with its terms.

There are no arrangements or understandings between Mr. Disbrow and any other persons pursuant to which he was appointed as a director of the Company. In addition, there are no family relationships between Mr. Disbrow and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Furthermore, in the Company’s past two fiscal years, there have been no transactions in which the Company was or is to be a participant, and in which Mr. Disbrow had or will have a direct or indirect material interest, and there are currently no such proposed transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Zynex, Inc (Registrant)

Dated:	March 6, 2018	/s/ Daniel Moorhead
Chief Financial Officer